UNITED STATES
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US Foods Holding Corp.
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On April 25, 2022, US Foods Holding Corp. (the “Company”) issued a press release containing a copy of a letter being sent to the Company’s shareholders in connection with the Company’s 2022 annual meeting of shareholders. A copy of the press release can be found below.

INVESTOR CONTACT:	MEDIA CONTACT:

Snehal Shah	Jamie Moser / Matthew Sherman
847-720-8109	Joele Frank, Wilkinson Brimmer Katcher
Snehal.Shah@usfoods.com	212-355-4449

Bruce Goldfarb / Pat McHugh

Okapi Partners

212-297-0720

info@okapipartners.com

US Foods Sends Letter to Shareholders Highlighting Strong Preliminary First Quarter 2022 Results and Highly Qualified Board Nominees

Strong Preliminary First Quarter Results Demonstrate That US Foods’ Plan Is Working

Highly Qualified Board Has Overseen Development of the Plan and Will Guide Continued Execution

US Foods Urges Shareholders to Vote “FOR” All US Foods Director Nominees on the WHITE Proxy Card

ROSEMONT, Ill. – April 25, 2022 – US Foods Holding Corp. (NYSE: USFD) (“US Foods” or the “Company”), one of the largest foodservice distributors in the United States, today announced that it has sent a letter to shareholders in connection with its upcoming 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”), highlighting the Company’s strong preliminary first quarter 2022 results, as well as the qualifications of its director nominees who are overseeing the successful execution of US Foods’ long-range plan.

In a separate press release issued on April 21, 2022, the Company announced its preliminary first quarter 2022 results and reaffirmed its full year 2022 guidance, which can be found here.

The letter can be found at VoteForUSFoods.com or on the investor relations section of the Company’s website at www.usfoods.com. The full text of the letter follows:

Dear Fellow Shareholder,

At US Foods’ upcoming 2022 annual meeting of shareholders, Sachem Head Capital Management LP (“Sachem Head”) is seeking the removal of five members of your Board of Directors (the “Board”) in order to effect a sale of the company or change in CEO. Your Board and leadership team have developed and are executing a strategy that is sound and beginning to deliver results. We recognize that our 2019 performance fell short of our guidance and shareholder expectations, but now, after successfully navigating the pandemic, we are encouraged by the early momentum we are seeing as we implement our long-range plan. We urge you not to let Sachem Head interrupt our progress, which we are confident will deliver significant long-term value for shareholders. Please vote today “FOR” all US Foods director nominees on the enclosed WHITE proxy card.

Our Plan Is Working – US Foods Is Delivering Improved Financial Results

On April 21, 2022, US Foods released preliminary first quarter 2022 results, highlighting the progress that we are driving at the Company. These results, supported by the ongoing execution of our strategy, underscore the promising momentum we are building to deliver significant value for shareholders through a combination of profitably growing market share, optimizing gross margins and increasing operational efficiency. Highlights of our preliminary first quarter results include:

•	Total case volume increased 4% versus the same period in fiscal year 2021; independent restaurant case volume increased 9% versus the same period in fiscal year 2021
•	Net sales increased 24% to $7.8 billion
•	Gross profit increased 19% to $1.2 billion
•	Net loss available to common shareholders improved to $16 million
•	Adjusted EBITDA increased 40% to $241 million
•	Diluted EPS loss was $0.07; Adjusted Diluted EPS[1] was $0.36

These results build on a longer track record of performance. In the four years leading up to the pandemic, we delivered an Adjusted EBITDA CAGR of 8.1 percent and 82 basis points of EBITDA margin expansion2. During the pandemic we adapted our business and responded by focusing on further differentiating the solutions we offer to our customers, streamlining our operating model and building out our omni-channel platform. In doing so, we delivered ~$1 billion in net new national customer wins3, record adjusted gross profit per case and $130 million in selling and administrative cost savings4.

By continuing to execute our strategy to drive profitable volume growth and margin expansion, we expect to deliver ~$1.7 billion in Adjusted EBITDA in 2024, well ahead of pre-COVID pro forma Adjusted EBITDA of $1.35 billion5 and $1.06 billion in 2021. We expect this will translate to 2024 Adjusted Diluted EPS that is greater than 40% above that of 2019.6 In contrast, our largest competitor expects its FY2024 EPS to exceed its FY2019 figure by more than 30%, demonstrating the strength of our plan to capture share and create value for our shareholders.

1 Due to the expected Net loss reported in Q1 FY22 and the Net loss reported in Q1 FY21, the company’s share count for its Adjusted Diluted EPS calculation for these quarters does not assume conversion of 24.8 million KKR preferred shares.

2 Excluding the impact of our acquisition of Food Group completed in September 2019, we delivered an Adjusted EBITDA CAGR of 7.6% and 88 basis point EBITDA margin expansion.

3 From FY 2020 to FY 2021

4 From FY 2020 to FY 2021

5 2019 pro forma Adjusted EBITDA excludes expected synergies of approximately $85 million from Food Group and Smart Foodservice acquisitions.

We are proud of the progress we are making and confident we have the right team of leaders to execute with the right Board to oversee that execution.

Your Board Is Highly Qualified, Refreshed and Continues to Act as Agents of Change

Over the last year, the US Foods Board has been actively involved in overseeing the development of our long-range plan. The slate of directors we have proposed for election at the upcoming Annual Meeting includes individuals who bring diverse, relevant and complementary sets of experiences and skills, and who will effectively guide the continued execution of our plan:

•	10 of 11 Independent Directors
•	9 of 11 Have Distribution or Foodservice Industry Experience
•	10 of 11 Have Risk Management Experience
•	6 of 11 Have CEO Leadership Experience
•	5 of 11 Have Supply Chain Management and Logistics Experience
•	8 of 11 Have Accounting / Finance Experience with Two Directors Qualifying as Audit Committee Financial Experts

The Board’s composition reflects a commitment to refreshment and bringing in new perspectives. We have appointed six new independent directors during the last four years and the Board’s average tenure is approximately four years. Five of the six new directors appointed in the last four years are diverse by gender or ethnicity, which has cultivated a variety of viewpoints to inform the oversight of the Company and its leadership team. As a result of our refreshment efforts, we are confident that our current Board has the right mix of skills, diverse viewpoints and experience needed to deliver shareholder value. We strongly believe that Sachem Head’s nominees do not add skills or expertise that are not already represented in our qualified directors.

6 Please note that the Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring costs and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisitions and integration related costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Each member of your Board was carefully selected for their unique experience, and all bring certain attributes that create a well-rounded and adept board that is well-positioned to oversee shareholder value creation:

•	Cheryl A. Bachelder is an accomplished executive, with extensive experience in the food industry and a track record of creating exceptional enterprise value. She has served on the Board as an independent director since 2018 and previously served as Chief Executive Officer and director of Popeyes Louisiana Kitchen, Inc., a publicly traded, multi-national restaurant operator and franchisor, from 2007 until her retirement in 2017. She served on the board of Pier 1 Imports, Inc., a home furnishings and décor retailer, from 2012 to 2020. While a member of the Pier 1 board, she served as Interim Chief Executive Officer, from December 2018 to November 2019. Ms. Bachelder currently serves as Lead Director on the board of Chick-fil-A, Inc., a privately-owned company, and a member of the advisory board of Procter & Gamble’s franchising venture. Ms. Bachelder brings more than 44 years of strategic brand building experience to US Foods and provides extensive operating experience, including in the public company CEO role. She contributes crisp strategic thinking and a customer-focused approach. She is a strong voice on human capital management, including in overseeing effective implementation of incentive compensation in her role as Chair of the Compensation Committee.

•	Court D. Carruthers has served on the Board as an independent director since 2016 and brings keen commercial and P&L experience in the distribution industry. Mr. Carruthers currently serves as the President and Chief Executive Officer of TricorBraun, Inc., North America’s largest distributor of primary packaging. He previously served as Senior Vice President and Group President, Americas at Grainger, where he was responsible for the company’s $9 billion distribution business in North and South America. Mr. Carruthers has dynamic experience building commercial teams, managing complex logistics, negotiating acquisitions and driving leading B2B e-commerce platforms. His extensive knowledge of financial reporting, internal controls, procedures and risk management as well as experience in human capital management, including oversight of incentive compensation, bring important perspective to the boardroom. He also currently sits on the board of Ryerson Holding Corporation. Mr. Carruthers previously served on the board of Foundation Building Materials, Inc.

•	Robert M. Dutkowsky joined the Board as an independent director in 2017 with key CEO experience leading a publicly traded company, having previously served as Chief Executive Officer of Tech Data, a global technology distributor, as well as several other software companies and an electronic equipment manufacturer. In addition to his leadership experience, Mr. Dutkowsky brings expertise in salesforce management, technology and cost control. Mr. Dutkowsky currently serves as the non-executive Chairman of the Board, leveraging his substantial public company governance experience. He also currently sits on the boards of Raymond James Financial, Inc., The Hershey Company and Pitney Bowes Inc. Mr. Dutkowsky previously served on the boards of McAfee, Inc., The ADT Corporation and Tech Data Corporation.

•	Marla C. Gottschalk joined the Board as an independent director in 2022 with over 25 years of experience in Consumer Products, most recently serving as Chief Executive Officer of The Pampered Chef Ltd., the premier direct seller of high-quality kitchen and entertaining products, from 2006 to 2013 and as President and Chief Operating Officer from 2003 to 2006. Ms. Gottschalk also held a number of executive positions with Kraft Foods, Inc. during her 14-year tenure. With both prior CEO and COO experience, Ms. Gottschalk brings e-commerce knowledge, strong strategic, financial and governance acumen, and qualifies as a financial expert. Ms. Gottschalk is also currently a member of the boards of Reynolds Consumer Products, Potbelly Corporation, Big Lots, Inc. and privately-held UL, Inc., and was previously a strategic board advisor for privately-held Ocean Spray Cranberries, Inc.

•	Sunil Gupta has served on the Board as an independent director since 2018 and brings over 30 years of experience in strategy, marketing and digital technology, which complements US Foods’ innovative strategy. A professor at Harvard Business School and co-chair of the executive program on Driving Digital strategy, Mr. Gupta has advised CEOs and senior leaders of Fortune 500 companies on strategy and digital transformation. Mr. Gupta is also an advisor to several startups and serves as a board advisor to a multibillion-dollar pharmaceutical distribution company in Saudi Arabia. Given the importance of digital to US Foods’ strategy, Mr. Gupta’s unique perspective is additive to the boardroom and exceptionally important for driving long-term value creation for shareholders.

•	Carl A. Pforzheimer has served on the Board as an independent director since 2017 and is currently the co-Chief Executive Officer of Tastemaker Acquisition Corp., a special-purpose acquisition corporation formed to make investments in the restaurant and hospitality industry. Mr. Pforzheimer was CEO and co-founder of Barteca Holdings, LLC, a nationwide independent restaurant group. Mr. Pforzheimer currently serves, and has served, on the boards of directors of several private restaurant companies throughout the U.S., and served as Lead Director at Wisely, Inc., a restaurant technology company serving leading fast casual and full-service restaurant chains across the country until its acquisition by Olo Inc., in November 2021. Mr. Pforzheimer’s 40 years as both an independent restaurateur and a Board member for emerging growth chains gives him a deep understanding of US Foods’ client base and the “voice of the customer.” In addition, his experience in the field of restaurant-assistive software provides insight for US Foods’ value-added technology portfolio.

•	Quentin Roach joined the Board as an independent director in 2022. Most recently serving as Senior Vice President and Chief Procurement Officer at Mondelez International with oversight of company-wide expenditures, working capital management, risk mitigation processes, supply chain ESG initiatives, supplier performance management and innovation improvements. Mr. Roach brings over two decades of global supply chain leadership across multiple industries, including the foodservice industry. Mr. Roach is deeply experienced in end-to-end supply chain management across planning & distribution, manufacturing operations, quality, regulatory compliance, supplier relationship management, sourcing strategies and supply chain digital & technology transformation with extensive knowledge of business planning to improve organizational growth prospects. In addition, Mr. Roach brings governance experience gained as an independent director on the board of ARMADA Supply Chain Solutions, a leading provider of supply chain management services for the foodservice industry.

•	Pietro Satriano has served as the Chief Executive Officer of US Foods and a director since 2015, and previously as Chief Merchandising Officer starting in 2011. Prior to US Foods, Mr. Satriano was President of LoyaltyOne Canada, a provider of loyalty marketing and programs, and served in a number of leadership positions at Loblaw Companies Limited, a Canadian grocery retailer and wholesale food distributor. The combination of Mr. Satriano’s varied food industry leadership experience, focus on innovation and differentiation and management perspective enrich the deliberations of the Board. He also serves on the board of CarMax, Inc.

•	Nathaniel H. Taylor has served on the Board since 2020 and currently serves as a Partner and the Co-head of Americas Private Equity at Kohlberg Kravis Roberts & Co., a private equity firm. Mr. Taylor is exceptionally well-versed in corporate finance and technology, as well as managing and growing investments in customer-focused and technology-driven companies. Mr. Taylor was designated by KKR, which owns more than 10% of our outstanding equity, as a director nominee under the terms of our investment agreement. He previously served as a director of US Foods from 2011 to 2017 and brings experience as a public company director with a focus on innovation[7]. He also currently sits on the board of Academy Sports and Outdoors, Inc. Mr. Taylor previously served on the board of National Vision Holdings, Inc.

•	David M. Tehle joined the Board as an independent director in 2016 when US Foods was a new public company and is a seasoned financial expert with necessary experience chairing an audit committee. Mr. Tehle previously served as Executive Vice President and Chief Financial Officer of Dollar General Corporation prior to his retirement in 2015. During his tenure at Dollar General, Mr. Tehle was part of the team that took the company private in 2007 and public again in 2009. Mr. Tehle has broad experience as a board member for publicly traded companies. He is currently serving on the boards of Jack in the Box, Inc. and National Vision Holdings, Inc. and previously served at Genesco, Inc. Mr. Tehle’s financial expertise as well as his foodservice and customer-focused experience informs his current role of Chair of the Audit Committee for US Foods.

•	Ann E. Ziegler joined the Board as an independent director in 2018 and provides integral financial expertise having served as Senior Vice President and Chief Financial Officer of CDW Corporation, a leading provider of technology solutions to business, government, education and healthcare, where she helped the company conduct a successful IPO during her tenure. Ms. Ziegler has also held a number of executive positions at Sara Lee Corporation spanning 15 years, bringing important foodservice industry expertise to the US Foods boardroom. Ms. Ziegler’s extensive knowledge of financial reporting, internal controls and procedures, risk management, corporate development and mergers and acquisitions is an asset to US Foods. Her significant governance experience gained on the boards of several public companies is valuable in her role as Chair of the Nominating and Corporate Governance Committee. Ms. Ziegler also currently sits on the boards of Reynolds Consumer Products Inc., Hanesbrands Inc. and Wolters Kluwer N.V. She previously served on the boards of Groupon, Inc. and Kemper Corporation.

7 Nominee to be elected separately by the holders of our Series A Preferred Stock.

VOTE THE WHITE PROXY CARD TODAY “FOR” ALL US FOODS’ DIRECTOR NOMINEES

Your Board is highly engaged, extremely qualified and is effectively overseeing the execution of the Company’s plan to generate significant long-term value – which is already delivering results.

We urge you to use the enclosed WHITE proxy card to vote today “FOR” ALL of US Foods’ nominees – Cheryl A. Bachelder, Court D. Carruthers, Robert M. Dutkowsky, Marla C. Gottschalk, Sunil Gupta, Carl A. Pforzheimer, Quentin Roach, Pietro Satriano, David M. Tehle and Ann E. Ziegler. Simply follow the easy instructions on the enclosed proxy card to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. Please disregard any gold proxy card you receive from Sachem Head.

We encourage you to visit www.VoteForUSFoods.com for more information about our long-range plan to enhance shareholder value, our highly qualified directors and how to vote your shares.

On behalf of your Board and the management team, thank you for your continued support.

Sincerely,

The US Foods Board of Directors

/s/ Cheryl A. Bachelder

/s/ Court D. Carruthers

/s/ Robert M. Dutkowsky

/s/ Marla C. Gottschalk

/s/ Sunil Gupta

/s/ John A. Lederer

/s/ Carl A. Pforzheimer

/s/ Quentin Roach

/s/ Pietro Satriano

/s/ Nathaniel H. Taylor

/s/ David M. Tehle

/s/ Ann E. Ziegler

About US Foods

With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 69 broadline locations and more than 81 cash and carry stores, US Foods and its 28,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

ADDITIONAL INFORMATION

On April 11, 2022, the Company filed a definitive proxy statement, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company's shareholders for the 2022 annual meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the “Financial Information” section of the Company's Investor Relations website at https://ir.usfoods.com/investors or by contacting info@okapipartners.com.

FORWARD-LOOKING STATEMENTS

Statements in this release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers; interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; effective integration of acquisitions; achievement of expected benefits from cost savings initiatives; fluctuations in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; our reputation in the industry; labor relations and costs; access to qualified and diverse labor; cost and pricing structures; changes in tax laws and regulations and resolution of tax disputes; governmental regulation; product recalls and product liability claims; adverse judgments or settlements resulting from litigation; disruptions of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; management of retirement benefits and pension obligations; extreme weather conditions, natural disasters and other catastrophic events; risks associated with intellectual property, including potential infringement; indebtedness and restrictions under agreements governing indebtedness; potential interest rate increases; risks related to the impact of the ongoing COVID-19 outbreak on our business, suppliers, consumers, customers and employees; and potential costs associated with shareholder activism.

Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, EBITDA, Adjusted EBITDA and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness.

We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of EBITDA, Adjusted EBITDA and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation

(Preliminary, Unaudited)

	13 Weeks Ended
($ in millions)	April 2, 2022(1)	April 3, 2021	Change	%
Net loss available to common shareholders (GAAP)	$(16)	$(39)	$23	(59.0)%
Series A Preferred Stock Dividends	(9)	(15)	6	(40.0)%
Net loss (GAAP)	(7)	(24)	17	(70.8)%
Interest expense—net	55	54	1	1.9%
Income tax benefit	(8)	(18)	10	(55.6)%
Depreciation expense	78	82	(4)	(4.9)%
Amortization expense	11	19	(8)	(42.1)%
EBITDA (Non-GAAP)	129	113	16	14.2%
Adjustments:
Restructuring costs and asset impairment charges (2)	—	3	(3)	(100.0)%
Share-based compensation expense (3)	12	10	2	20.0%
LIFO reserve adjustment (4)	72	21	51	242.9%
Loss on extinguishment of debt (5)	—	23	(23)	(100.0)%
Business transformation costs (6)	14	9	5	55.6%
COVID-19 bad debt benefit (7)	—	(15)	15	(100.0)%
Business acquisition and integration related costs and other (8)	14	8	6	75.0%
Adjusted EBITDA (Non-GAAP)	241	172	69	40.1%
Depreciation expense	(78)	(82)	4	(4.9)%
Interest expense—net	(55)	(54)	(1)	1.9%
Income tax provision, as adjusted (9)	(28)	(9)	(19)	211.1%
Adjusted Net Income (Non-GAAP)	$80	$27	$53	196.3%
Diluted EPS (GAAP)	$(0.07)	$(0.18)	$0.11	(61.1)%
Restructuring costs and asset impairment charges (2)	—	0.01	(0.01)	(100.0)%
Share-based compensation expense (3)	0.05	0.05	—	—%
LIFO reserve adjustment (4)	0.32	0.10	0.22	220.0%
Loss on extinguishment of debt (5)	—	0.10	(0.10)	(100.0)%
Business transformation costs (6)	0.06	0.04	0.02	50.0%
COVID-19 bad debt benefit (7)	—	(0.07)	0.07	(100.0)%
Business acquisition and integration related costs and other (8)	0.06	0.04	0.02	50.0%
Income tax provision, as adjusted (9)	(0.06)	0.03	(0.09)	NM
Adjusted Diluted EPS (Non-GAAP) (10)	$0.36	$0.12	$0.24	200.0%
Weighted-average diluted shares outstanding (Non-GAAP) (11)	222,877,385	220,713,683

NM - Not Meaningful

(1)	The data presented herein is preliminary, based upon our estimates, and subject to further internal review by our management and financial closing procedures. Final results for first quarter fiscal year 2022, which will be reported on a Quarterly Report on Form 10-Q, may vary from the information in this press release.
(2)	Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(3)	Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(4)	Represents the non-cash impact of LIFO reserve adjustments.
(5)	Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.

(6)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(7)	Includes the changes in the reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic.
(8)	Includes: (i) aggregate acquisition and integration related costs of $6 million for both the 13 weeks ended April 2, 2022 and April 3, 2021; and (ii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(9)	Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(10)	Adjusted Diluted EPS is calculated as Adjusted Net income divided by weighted average diluted shares outstanding (Non-GAAP).
(11)	For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has Net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has Net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

	For the year ended
($ in millions, except share and per share data)	January 1, 2022	December 28, 2019	January 2, 2016
Net income (loss) available to common shareholders (GAAP)	$121	$385	$168
Series A Preferred Stock Dividends	(43)	—	—
Net income (loss) (GAAP)	164	385	168
Interest expense—net	213	184	285
Income tax benefit	50	126	25
Depreciation expense	323	311	253
Amortization expense	55	51	146
EBITDA (Non-GAAP)	805	1,057	876
Adjustments:
Former Sponsor fees (1)	—	—	10
Restructuring costs and asset impairment charges (2)	11	—	173
Share-based compensation expense (3)	48	32	16
LIFO reserve adjustment (4)	165	22	(74)
Loss on extinguishment of debt (5)	23	—	—
Pension settlements (6)	—	12	—
Business transformation costs (7)	22	9	46
Formerly Proposed Sysco Acquisition Agreement termination fees—net (8)	—	—	(288)
Formerly Proposed Sysco Acquisition related costs (9)	—	—	85
COVID-19 bad debt benefit (10)	(15)	—	—
COVID-19 other related expenses (11)	3	—	—
Business acquisition and integration related costs and other (12)	(5)	62	31
Adjusted EBITDA (Non-GAAP)	1,057	1,194	875
Adjusted EBITDA (ex. Food Group 2019 Impact) (Non-GAAP)	NA	1,171	NA
Adjusted EBITDA (Non-GAAP)	1,057	1,194	875
Depreciation expense	(323)	(311)	(253)
Interest expense—net	(213)	(184)	(285)
Income tax provision, as adjusted (13)	(133)	(176)	(37)
Adjusted Net Income (Non-GAAP) (14)	$388	$523	$300

	For the year ended December 28, 2019
($ in millions)	2019 Legacy	2019 Food Group	2019 Smart	2019 Pro Forma Actual	2019 Food Group Adjustment(15)	2019 Pro Forma Adjusted
Net income (loss)	$406	$(10)	$36	$432	$8	$440
Interest expense—net	163	43	17	223	—	223
Income tax provision (benefit)	132	—	15	147	2	149
Depreciation expense	303	32	15	350	—	350
Amortization expense	38	13	—	51	—	51
EBITDA (Non-GAAP)	1,042	78	83	1,203	10	1,213
Adjustments:
Share-based compensation expense(3)	32	—	—	32	—	32
LIFO reserve adjustment(4)	22	—	—	22	—	22
Pension settlements(6)	12	—	—	12	—	12
Business transformation costs(7)	9	—	—	9	—	9
Business acquisition and integration related costs and other(12)	54	7	2	63	—	63
Adjusted EBITDA (Non-GAAP)	$1,171	$85	$85	$1,341	$10	$1,351

(1)	Consists of fees paid to the Sponsors for consulting and management advisory services.
(2)	Consists primarily of severance and related costs, organizational realignment costs and asset impairment charges.
(3)	Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(4)	Represents the non-cash impact of LIFO reserve adjustments.
(5)	Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(6)	Consists of settlement charges resulting from payments to settle benefit obligations with both former and current participants in our defined benefit pension plan.
(7)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(8)	Consists of net fees received in connection with the termination of an agreement with Sysco (the “Formerly Proposed Sysco Acquisition Agreement”) related to the potential acquisition of US Foods by Sysco (the “Formerly Proposed Sysco Acquisition”).
(9)	Consists of costs related to the Formerly Proposed Sysco Acquisition, including certain employee retention costs.
(10)	Includes the changes in the reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic.
(11)	Includes COVID-19 costs that we are permitted to addback under certain agreements governing our indebtedness.
(12)	Includes: (i) aggregate acquisition and integration related costs of $22 million and $52 million for the 52 weeks ended January 1, 2022 and December 28, 2019, respectively, (ii) favorable legal settlement recoveries of $29 million for the 52 weeks ended January 1, 2022 and (iii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(13)	Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.

(14)	Effective as of fiscal year 2019, we revised the definition of Adjusted Net income to also exclude the effect of intangible asset amortization expense. Prior year amounts have been revised to conform with the current year presentation.
(15)	Estimated income earned in 2018 by Food Group for events, such as food shows and promotional events, that was not earned in 2019 because events were deferred as a result of the integration and was expected to be realized again in subsequent years.

For the year ended
December 28, 2019
Diluted EPS (GAAP)	$1.75
Share-based compensation expense(1)	0.15
LIFO reserve adjustment(2)	0.10
Pension settlements(3)	0.05
Business transformation costs(4)	0.04
Business acquisition and integration related costs and other(5)	0.28
Income tax provision, as adjusted(6)	0.01
Adjusted Diluted EPS (Non-GAAP)(7)	$2.38
Weighted-average diluted shares outstanding (Non-GAAP)(8)	219,534,622

(1)	Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(2)	Represents the non-cash impact of LIFO reserve adjustments.
(3)	Consists of settlement charges resulting from payments to settle benefit obligations with both former and current participants in our defined benefit pension plan.
(4)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(5)	Includes Food Group acquisition-related costs of $52 million for the 52 weeks ended December 28, 2019. Also includes gains, losses or costs as specified under the agreements governing our indebtedness.
(6)	Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted Net income available to common shareholders and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income available to common shareholders is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(7)	Adjusted Diluted EPS is calculated as Adjusted Net income divided by weighted average diluted shares outstanding (Non-GAAP), see note 8. Prior period amounts have been revised to conform with current year presentation.
(8)	For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has Net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

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